EXHIBIT 99.1

News

Possin Elected to Madison Gas and Electric and MGE Energy Boards

Madison, Wis., Nov. 18, 2009—James L. Possin has been elected to the Board of Directors of Madison Gas and Electric and MGE Energy effective immediately.

Possin is a certified public accountant. He was a partner with Grant Thornton LLP from 1990 to 2007 and currently is a tax consultant with James L. Possin CPA, LLC. Possin holds degrees in accounting and law from the University of Wisconsin-Madison.

MGE Energy (Nasdaq: MGEE) is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 137,000 customers in Dane County, Wis., and purchases and distributes natural gas to 141,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com